Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-90808, 333-165870, 333-173246 and 333-202772 on Form S-8 of CRH plc and No. 333-230831 on Form F-3 of CRH plc, CRH America Inc. and CRH America Finance Inc., of our reports dated 3 March 2021, relating to the financial statements of CRH plc and the effectiveness of CRH plc’s internal control over financial reporting appearing in this Annual Report on Form 20-F for the year ended 31 December 2020.

/s/ Deloitte Ireland LLP

Dublin, Ireland

12 March 2021